Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Silence Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, nominal value £0.05 per share, to be issued upon the exercise of outstanding options granted under the 2018 Employee LTIP with US Employee Sub-Plan and 2018 Non-Employee LTIP with US Non-Employee Sub-Plan	Other(3)	10,812,387(4)	$18,272,943.03	$1.69	$0.0001102	$2,013.68
Fees to be Paid	Equity	Ordinary Shares, nominal value £0.05 per share, to be issued upon the exercise of options to be granted under the 2023 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan	Other(3)	3,000,000(5)(6)	$5,065,000.00	$1.69	$0.0001102	$558.16
	Total Offering Amounts			13,812,387	–	$1.69	–	$2,571.84
	Total Fees Previously Paid				–	–	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$2,571.84

(1)
These shares may be represented by the Silence Therapeutics plc (the “Registrant’s”) American Depositary Shares (“ADSs”). Each ADS represents three ordinary shares, nominal value £0.05 per share (“Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-248217).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares and ADSs of the Registrant that become issuable under the Registrant’s Employee Long Term Incentive Plan with U.S. Employee Sub-Plan (the “2018 Employee LTIP”), the Registrant’s 2018 Non-Employee Long Term Incentive Plan with U.S. Non-Employee Sub-Plan (the “2018 Non-Employee LTIP”, and together with the 2018 Employee LTIP, the “Prior Plans”) and the Registrant’s 2023 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan (the “2023 EIP”) by reason of any share dividend, share split (sub-division), recapitalization or other similar transaction.

(3)
Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $1.69 per Ordinary Share (or $5.07 per ADS), the average of the high and low prices of the ADSs as reported on the Nasdaq Global Market on July 25, 2023.

(4)
Represents (i) 4,851,381 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the Registrant’s Prior Plans on January 1, 2023 (the “2023 Evergreen”); (ii) 1,795,694 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the Registrant’s Prior Plans on January 1, 2022 (the “2022 Evergreen”); and (iii) 4,165,312 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the Registrant’s Prior Plans, in each case pursuant to an annual “evergreen” increase provision contained in the Prior Plans. Pursuant to such provision, the number of shares reserved for issuance under the Prior Plans automatically increase on the first day of each calendar year, starting on January 1, 2021 and continuing through January 1, 2028, by an amount which is the lesser of (a) five percent (5%) of the total number of Ordinary Shares of the Registrant outstanding on December 31st of the immediately preceding calendar year; and (b) a smaller number of shares determined by the Registrant’s board of directors. With respect to the 2023 Evergreen, the Registrant’s board of directors determined that annual “evergreen” increase would be 4.5% of the total number of Ordinary Shares of the Registrant outstanding on December 31, 2022. With respect to the 2022 Evergreen, the Registrant’s board of directors determined that annual “evergreen” increase would be 2.0% of the total number of Ordinary Shares of the Registrant outstanding on December 31, 2021.

(5)
The number of shares reserved for issuance under the 2023 EIP will automatically increase on January 1st each year, starting on January 1, 2024, and continuing through January 1, 2033, by an amount which is the lesser of (a) five percent (5%) of the total number of Ordinary Shares of the Registrant outstanding on December 31st of the immediately preceding calendar year; and (b) a smaller number of shares determined by the Registrant’s board of directors.

(6)
Represents ADSs reserved for future issuance under the Plans as of the date of this Registration Statement.

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